                                                                      EXHIBIT 20


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       --------------------------------

                                            Mary McCarthy, OPUS Group
                                            (310) 440-8600
                                            e-mail:  mccarthy@avtel.com

AVTEL AND MATRIX SIGN DEFINITIVE AGREEMENT CREATING A BROAD-BASED, SINGLE-SOURCE
--------------------------------------------------------------------------------
                          TELECOMMUNICATIONS CARRIER
                          --------------------------

 EXPANDED PORTFOLIO OF TRADITIONAL TELECOMMUNICATIONS SERVICES CROSS-MARKETED
         WITH ADVANCED DATA NETWORKING BUSINESS SERVICES TO BE OFFERED

         Santa Barbara, California, April 30, 1997---AvTel Communications, Inc. (OTC: AVCO) today announced the execution of a definitive agreement to acquire 100% of Matrix Telecommunications, Inc., a domestic and international long distance telephone company with a customer base of more than 250,000. All of the outstanding shares of privately-held Matrix will be exchanged for 34,590,049 shares of newly-issued AvTel common stock, representing approximately 79% of the outstanding capital stock of AvTel on a fully-diluted basis. Simultaneous with the closing of the acquisition, AvTel expects to effect a reverse stock split of its common shares, the ratio for which has not been finalized. The transaction is subject to approvals by the shareholders of AvTel and Matrix.

         Upon completion of the transaction, Matrix will become a wholly-owned subsidiary of AvTel. Headquarters for the combined companies will remain at AvTel's location in Santa Barbara, California and Matrix operations will continue to be located in Ft. Worth, Texas. Management will remain in place at both companies, with Anthony E. Papa continuing as Chairman of the Board and Chief Executive Officer, and James P. Pisani continuing as Executive Vice President and Chief Operating Officer. Raymond Waters will continue as President of Matrix.

         Mr. Papa commented: "This acquisition substantially expands our product offerings and back office capabilities, enabling both companies to cross-market an expanded portfolio of voice, data and video services to corporations and individuals. Customers will now receive value-added service benefits from Matrix's advanced call center operation and flexible billing capabilities."

                                     -MORE-

AVTEL AND MATRIX SIGN DEFINITIVE AGREEMENT
-2-


         Mr. Papa added: "We will cross-sell Matrix's telecommunication services with AvTel's integrated portfolio of data, voice and video network services to corporate customers, forming a variety of robust internetworking solutions for small- to mid-sized businesses. We also expect to increase Matrix's sales and marketing activities, and to expand its network infrastructure."

         Matrix is fully certified by the FCC and registered in all 48 contiguous states and Hawaii. In addition, the company holds billing agreements with all the Regional Bell Operating Companies and other independent telephone companies. Matrix provides domestic and international long distance telephone service, wireless paging, 800 numbers and calling cards to individuals and business customers.

         AvTel Communications, Inc. is a non-facilities based telecommunications carrier that provides a comprehensive array of broadband network services integrating voice, data and video networking solutions for small- to mid-sized business customers. AvTel markets a variety of products and services tailored around its PointStream private-line facilities, FrameLink Frame Relay facilities, and Internet access through its subsidiaries.

                                  ###########

         All statements in this press release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. Reference is made to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996 and to the Company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the Company's business.

                                     ####

                                      21